EXHIBIT 23.4

CONSENT OF ED HUNTER

The undersigned, Ed Hunter, hereby states as follows:

I, Ed Hunter, assisted with the preparation of the “Technical Report on the LMS Gold Project, Goodpaster Mining District, Alaska” dated October 22, 2014 (the “Technical Report”) portions of which are summarized (the “Summary Material”) in the Quarterly Report on Form 10-Q for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Summary Material concerning the Technical Report and the reference to my name and the name of Hunter Geo Logic, Inc. in the Form 10-Q as incorporated by reference into the Form S-8 (333-198689).

Date: April 9, 2015	By:	/s/ Ed Hunter

Name: Ed Hunter, BSc., P. Geo.
Hunter Geo Logic, Inc.